CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees of Colonial Trust III and
Shareholders of Crabbe Huson Funds:



We consent to the use of our report dated December 4, 1998 for the Crabbe Huson Funds incorporated by reference herein and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Auditors" in the Statement of Additional Information.



KPMG LLP
Boston, Massachusetts
August 12, 1999